Schedule A to this Amendment Amendments
As of the Effective Date, the Existing Agreement is amended as follows:
1.    Appendix A of Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with the following new Appendix A:
APPENDIX A LIST OF FUNDS1
Effective as of March 24, 2025
Principal Active High Yield ETF Principal Capital Appreciation Select ETF Principal Focused Blue Chip ETF Principal International Equity ETF
Principal Investment Grade Corporate Active ETF Principal Quality ETF
Principal Real Estate Active Opportunities ETF Principal Spectrum Preferred Securities Active ETF
Principal Spectrum Tax-Advantaged Dividend Active ETF Principal U.S. Mega-Cap ETF
Principal U.S. Small-Cap ETF Principal Value ETF
ALPS DISTRIBUTORS, INC.    PRINCIPAL EXCHANGE-TRADED FUNDS

By:	/s/ Steve Kyllo	By:	/s/ Adam Shaikh
Name:	Steve Kyllo	Name:	Adam Shaikh
Title:	SVP & Director	Title:	Vice President and Assistant General Counsel

1 This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.